Exhibit 99.1

CERTIFICATE OF ELIMINATION

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under the Oklahoma General Corporation Act,

DOES HEREBY CERTIFY:

FIRST:  That the Corporation has acquired 5,000 shares of its 5.0% Cumulative Convertible Preferred Stock (Series 2005), par value $.01 per share (the “Acquired Shares”) through mandatory conversion, representing all of the outstanding shares of the 5.0% Cumulative Convertible Preferred Stock (Series 2005).

SECOND:  That the Board of Directors of the Corporation has adopted resolutions retiring the Acquired Shares.

THIRD:  That the Certificate of Designation for the 5.0% Cumulative Convertible Preferred Stock (Series 2005) (the “Certificate of Designation”) prohibits the reissuance of shares when so retired and, pursuant to the provisions of Section 1078 of the Oklahoma General Corporation Act, upon the date of the filing of this Certificate of Elimination, the Certificate of Designation shall be amended so as to reduce the number of authorized shares of the 5.0% Cumulative Convertible Preferred Stock (Series 2005) by 5,000 shares, being the total number of the Acquired Shares retired by the Board of Directors. Accordingly, the number of authorized but undesignated shares of preferred stock of the Company shall be increased by 5,000 shares. The retired Acquired Shares have a par value of $.01 per share and an aggregate par value of $50.00.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Senior Vice President, Treasurer and Corporate Secretary, and attested to by its Assistant Corporate Secretary, this 4th day of May, 2010.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby
Senior Vice President, Treasurer and
Corporate Secretary

ATTEST:

/s/ MARC D. ROME
Marc D. Rome
Assistant Corporate Secretary